AMENDING AGREEMENT NO. 3
THIS AMENDING AGREEMENT made effective as of the 8th day of March, 2016.
BETWEEN:
ONCOYLYTICS BIOTECH (U.S.), INC.,
("OBUS")
- and -
ALAN J. TUCHMAN, M.D.
(the "Employee")
WHEREAS the Employee is an officer of OBUS whose terms of employment are set forth in the Executive Employment Agreement ("Employment Agreement") dated effective September 27, 2012;
AND WHEREAS OBUS and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
Section 1 - Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2016, OBUS shall pay to the Employee a salary of ONE HUNDRED FIFTY SIX THOUSAND NINE HUNDRED THIRTY NINE ($156,939) U.S. DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SIX THOUSAND FIVE HUNDRED THIRTY NINE DOLLARS AND THIRTEEN CENTS ($6,539.13) U.S. DOLLARS on the 15th and last day of each month.”

Section 2 - Effective Date

(1)    This Amending Agreement shall be effective from and after January 1, 2016.

(2)    In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

ONCOLYTICS BIOTECH (U.S.), INC.
Per:	/s/ Brad Thompson
Brad Thompson Director
Per:	/s/ Giles Gosselin
Giles Gosselin Director

/s/ Alan Tuchman
ALAN J. TUCHMAN, M.D.